* PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                LICENSE AGREEMENT

     This License Agreement (the "License Agreement") is entered into effective as of February 15, 1995 (the "Effective Date"), by and between Metra Biosystems, Inc., a California corporation at 265 North Whisman Road, Mountain View, California 94043 ("Metra") and BioQuant, Inc., a Michigan corporation at 1919 Green Road, Ann Arbor, Michigan 48105 ("BioQuant").

1. Background.

1.1 Metra has developed or has licensed proprietary antibody technology useful in the quantitative measurement of pyridinium crosslinks in all body fluids.

1.2 BioQuant has developed or has licensed proprietary sweat patch technology which is useful for the collection of perspiration samples. BioQuant has also developed or has licensed a proprietary immunoassay technology that is useful for the measurement of pyridinium crosslinks in perspiration samples.

1.3 BioQuant desires to acquire and Metra agrees to grant BioQuant a worldwide license, expressly excluding Japan, its territories and holdings, under which BioQuant will have the exclusive right to use Metra's antipyridinium antibody technology to research and develop a sweat patch assay for the quantitative determination of pyridinium crosslinks in perspiration samples which incorporates such antipyridinium antibody technology, and to make, have made and sell or otherwise distribute a sweat patch assay for the quantitative determination of pyridinium crosslinks in perspiration samples which incorporates such antipyridinium antibody technology.

1.4 Metra agrees to use its reasonable commercial effort to introduce BioQuant to Metra's Japanese licensee, and to recommend that such licensee grant a sublicense under Metra Technology within Japan.

2. Definitions.

2.1 "Improvement" shall mean (i) any unpatentable improvement or modification to Know-How made by or on behalf of BioQuant during the term of this Agreement, and
(ii) any novel antibody first identified by BioQuant during the term of this Agreement, which antibody is covered by a claim in one or more of the Patent Rights as of the date of such identification. "Improvement" shall not, however, include any assay system developed by or on behalf of BioQuant.

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2.2 "Know-How" shall mean at any time during the term of this License Agreement
Metra trade secrets and other confidential information relating to antipyridinium crosslinks antibody technology useful for the quantitative determination of pyridinium crosslinks in perspiration samples, including, without limitation, design data and information, formulations, specifications, developments, techniques, methods, processes,, apparatus, products and other information and data, whether or not patentable, and shall expressly exclude any subject matter which Metra is precluded from revealing to BioQuant by reason of a contractual obligation to a third party to hold such subject matter confidential. "Know-How" shall include regulatory filings made by Metra to the United States Food and Drug Administration and its foreign equivalents deemed by Metra to be relevant to the subject matter of this License Agreement.

2.3 "Manufacturing Costs" shall mean Metra's fully-absorbed costs of manufacturing a Product, including the direct cost of labor, materials, manufacturing overheads allocated to production on the basis of the direct labor method, all calculated in accordance with generally accepted accounting procedures.

2.4 "Metra Technology" shall mean the total of Patent Rights and Know-How.

2.5 "Patent Rights" shall mean all patents owned by Metra, and all applications owned by Metra and all United States and foreign patents issuing from such applications, including any additions, continuations or continuations-in-part, divisions, reissues or extensions which relate to antipyridinium crosslinks antibody technology useful for the quantitative determination of pyridinium crosslinks in perspiration samples.

2.6 "Patient Report" shall mean assay results obtained for an individual patient using the Product. The number of assays performed (single, duplicate, repeat, etc.) in order to obtain such assay results for an individual patient at one point in time may vary but shall be determined solely by BioQuant and shall constitute one Patient Report.

2.7 "Product" shall mean BioQuant's immunoassay technology for the quantitative determination of pyridinium crosslinks from perspiration samples which incorporates Metra Technology.

2.8 "Research and Development-Related Costs" shall mean direct labor and materials costs as well as fully-burdened overhead associated with (i) persons working essentially exclusively on research, product development and regulatory compliance activities, (ii) necessary research and development third parties contracts, and (iii) consulting contracts related to the conduct of this License Agreement.


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

* Omitted pursuant to a request for confidential treatment.



2.9 "Territory" shall mean the entire world, expressly excluding Japan, its territories and holdings.

3. License.

3.1 Grant to BioQuant by Metra of Metra Technology. Metra hereby grants to BioQuant an exclusive license throughout Territory under Metra Technology, to use Metra Technology to research and develop Products and to use, make, have made and sell or otherwise distribute Products which incorporate, in whole or in part, Metra Technology (the "BioQuant License").

3.2 Grant to Metra by BioQuant of Improvements to Metra Technology.

     (a) BioQuant hereby grants to Metra an irrevocable, nonexclusive, fully-paid up, worldwide, royalty-free license, with right to sublicense, under any Improvements within Section 2.1(i) to use such portion of Improvements to research and develop products or services other than Products, and to make, have made and sell or otherwise distribute such products or services.

     (b) BioQuant hereby grants to Metra an irrevocable, nonexclusive, fully-paid up, worldwide license, with right to sublicense, under any Improvements within Section 2.1(ii) to use such portion of Improvements to research and develop products or services other than Products, and to make, have made, use and sell or otherwise distribute such products or services; provided, however, that Metra shall pay to BioQuant a mutually-agreeable and commercially-reasonable royalty on commercial sales of such products or services which incorporate, in whole or in part, Improvements to Metra Technology described in Section 2.1(ii).

3.3 Documentation. BioQuant shall inform Metra of and document (and shall make such documentation available to Metra from time to time during regular business hours and with reasonable notice) all inventions included within the Improvement license granted under Section 3.2 BioQuant makes at the time of invention and shall retain such documentation throughout the term of this License Agreement and for three (3) years after the termination of this Agreement in order to facilitate the administration of Section 3.2.

4. License Fee.

4.1 BioQuant shall pay to Metra [ * ] as a fee to license Metra Technology under this Agreement. Such amount shall be paid to Metra as follows:


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* Omitted pursuant to a request for confidential treatment.



     (i) [ * ] within three (3) days following, the execution of this Agreement;

     (ii) [ * ] upon the earlier of (i) the initiation of any clinical trial of Product designed and conducted in compliance with the United States Food and Drug Administration's or any equivalent international regulatory agency's regulatory approval process, or (ii) the date seven months from the Effective Date; and

     (iii) [ * ] upon the earlier of (i) BioQuant's consummation after October 1, 1994 of capital financing(s) in the aggregate of not less than [ * ], or (ii) the date sixteen months from the Effective Date.


5. Royalty.

5.1 Subject to Section 5.2 and Section 5.3, BioQuant shall pay to Metra a royalty calculated at a rate of [ * ] (the "Royalty Rate") per Patient Report, but expressly excluding any Patient Report made in conjunction with (i) a clinical trial being conducted in any country within Territory prior to BioQuant having received regulatory approval from the United States Food and Drug Administration, or from an equivalent regulatory agency within such country, to market Product within such country, (ii) a commercially-reasonable number of free promotional Product not to exceed [ * ] of total Product sold in each of the first two years only after the first commercial sale, and (iii) commencing in the third (3rd) year after the first commercial sale of Product and for each of the remaining years of the term of this License Agreement, a commercially reasonable number of free Product intended for use by indigent patients not to exceed [ * ] of total Product sold in any such year ("the Royalty Base").

5.2 In the event that during the period of time in which Section 5.4 is effective Metra sells Metra's proprietary urine pyridinium crosslinks test kit (40 per kit using 96 well microliter plate) to any third party reference laboratory at a wholesale price less than [ * ] per test kit, in essentially the same or lesser quantity as the Royalty Base reported during that same quarter pursuant to Section 5.4 herein, Metra shall reduce the Royalty Rate during such quarter by a percentage calculated as [the difference between [ * ] and the actual wholesale price paid by such third party reference laboratory.] For example, in the event that Metra sells Metra's test kit for [sixty dollars ($60.00)] Royalty Base shall be reduced during the relevant quarter by [ * ].


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5.3 In the event that the BioQuant License converts to a nonexclusive license pursuant to Section 15.2 herein and Metra thereafter enters into a licensing arrangement with one or more third parties which conveys rights to all or a substantial part of the subject matter of the BioQuant License and such third party licensing arrangement includes a royalty rate more favorable than Royalty Rate, Metra shall notify BioQuant of such event and the Royalty Rate shall be adjusted commensurate with such royalty rate.

5.4 Royalty Reports. Within 45 days after the end of each of BioQuant's fiscal quarters in which BioQuant, its representatives and distributors sell Products, BioQuant shall deliver to Metra a report, signed by the President of BioQuant, setting forth the Royalty Base and calculating the royalty payable to Metra with respect to such quarter.

5.5 Payment. Concurrently with the making of each report required by Section 5.4, BioQuant shall pay to Metra the royalty payable for the quarter covered by such report. All payments by BioQuant to Metra hereunder shall be in United States dollars. A late fee of the lesser of (i) one and one-half percent (1.5%), or (ii) the highest legal rate of interest of the amount due shall be assessed per month on any amount not paid within 15 days of being due.

5.6 Records. BioQuant shall keep, and shall require its representatives and its distributors to keep, complete, true and accurate books of account and records in sufficient detail to properly determine the amounts payable to Metra under this Agreement for at least three years following the end of the calendar quarter to which they pertain. BioQuant shall make available, and shall require its representatives and its distributors to make available, such books and records for inspection, during business hours and upon reasonable notice, during such three-year period by an independent accounting firm in accordance with the provisions of Section 5.7.

5.7 Audit Rights. Metra shall have the right, upon reasonable notice and not more frequently than annually, to have an independent accounting firm of its choice, subject to BioQuant's approval and such approval shall not be unreasonably withheld, and after such accounting firm and the employees of such accounting firm intending to conduct such audit have signed BioQuant's standard confidentiality agreement, audit the books and records of BioQuant relating to Royalty Base and the calculation of royalties payable. The report to Metra of such audit shall include only the determination that BioQuant's books and records are accurate, or a report of the dollar amount of a detected inaccuracy. In no event shall information proprietary to BioQuant be disclosed by the auditors to Metra. In the event that, as a result of the audit, there is any adjustments to royalties payable during the period covered by the audit, an

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

amount equal to the difference between the royalties previously paid by BioQuant to Metra with respect to royalties payable during the period covered by the audit for such period shall (i) be credited against future royalties if the adjustment results in a decrease in royalties payable during the period or (ii) be paid by BioQuant to Metra if the adjustment results in an increase in royalties payable during the period. The expenses of such audit shall be borne by Metra; provided, however, that if the audit results in an adjustment to actual royalties payable during the period of 10% or more, then the expenses of such audit shall be borne by BioQuant.

6. Ownership of Inventions.

6.1 Inventions by BioQuant. Any invention and all intellectual property rights therein, made by or for BioQuant, whether by BioQuant employees or third parties on BioQuant's behalf, during the term of this Agreement, shall be owned by BioQuant.

7. Proprietary Rights.

7.1 Except as expressly set forth in this License Agreement, (i) BioQuant shall have no right, title and interest in and to the Metra Technology and (ii) Metra shall have no right, title and interest in and to the Improvements to Metra Technology.

8. Patent Issues.

8.1 Notice of Intent to File Patent Applications. During the term of this Agreement and for a period of one (1) year thereafter, BioQuant shall notify Metra in writing thirty (30) days prior to the filing of any patent application which claims subject matter relating to antipyridinium antibody technology. Metra shall provide, upon BioQuant's request and no more frequently than once per quarter, a general good faith overview and update regarding the status of any patent applications owned by Metra which relate to the subject matter of the BioQuant License.

8.2 Metra Technology. Metra shall prosecute, in its sole discretion and at its sole expense, patent applications within Metra Technology and BioQuant agrees to cooperate fully, and at Metra's expense, in such prosecution. Metra shall implement such procedures and undertake such actions as it deems necessary to protect the Metra Technology against infringers and BioQuant agrees to cooperate to the extent reasonable, and at Metra's expense, in such actions.

8.3 Right of BioQuant to Pursue Prosecution of Third Party Infringers. Notwithstanding Section 8.2 herein, BioQuant may prosecute a claim alleging infringement by a third party of Metra Technology in the event Metra fails to commence the prosecution of such claim within thirty (30) days of receipt of written

                                        6
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notice by BioQuant requesting such prosecution. Any final judgment or any settlement of a suit claiming third party infringement of Metra Technology brought by BioQuant shall be the property of BioQuant. Any settlement of any suit claiming third party infringement of Metra Technology shall require Metra's consent, such consent not to be unreasonably withheld.

8.4 Improvements to Metra Technology. BioQuant shall prosecute, in its sole discretion and at its sole expense, patent applications within Improvements to Metra Technology. BioQuant shall implement such procedures and undertake such actions as it deems necessary to protect the Improvements to Metra Technology against infringers. In the event BioQuant fails to prosecute any patent application or to maintain or to defend any patent within Improvements to Metra Technology, Metra may assume such prosecution, maintenance or defense and BioQuant agrees to take all steps reasonably necessary to assure Metra's ability to assume such prosecution, maintenance or defense.

9. Publications

9.1 The parties each agree to allow the other party twenty (20) days to review any publication, abstract or poster which includes any subject matter related to Metra Technology, in the case of a Metra review, or Improvements to Metra Technology, in the case of a BioQuant review, prior to the proposed submission of any such publication or abstract, or presentation of any such poster, to permit the filing of a patent application(s) or deletion of confidential information. The reviewing party shall within such twenty (20) day period provide the submitting (or presenting) party written notice of the specific subject matter, if any, deemed by the reviewing party to be confidential to such reviewing party, and the submitting (or presenting) party agrees to remove such confidential subject matter from the proposed publication, abstract or poster prior to publication if requested to do so by the reviewing party.

10. BioQuant's Use of Metra Regulatory Filings.


10.1 At BioQuant's request, Metra shall disclose to BioQuant and permit BioQuant to reference in BioQuant's regulatory filings, Metra's United States and foreign regulatory filings (i) which relate to the subject matter of the BioQuant License hereunder, and (ii) access to which is reasonably required by BioQuant to support its efforts to obtain regulatory approval of Products throughout the Territory. Except as reasonably required in order to make regulatory filings in support of Products, or as otherwise required by law, BioQuant may review Metra's regulatory filings only at Metra premises and shall not make any copy or other transcription thereof. Metra shall not be obligated to disclose to BioQuant any such data which Metra is precluded from revealing by reason of a contractual obligation existing as of the Effective Date; provided, however, that any such

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obligation(s) existing as of the Effective Date are described on Exhibit A attached hereto. Any disclosures made by Metra pursuant to this Section 10 shall be deemed to constitute Confidential Information pursuant to Section 14 herein.

11. Warranty.

11.1 Metra represents and warrants that (i) it has full right, power and authority to enter into this License Agreement and to grant the rights granted to BioQuant hereunder, and (ii) it has not entered into, and during the term of this License Agreement will not enter into, any agreement with any third party that would conflict with the license granted to BioQuant herein.

11.2 BioQuant represents and warrants that (i) it has full right, power and authority to enter into this License Agreement and to grant the rights granted to Metra hereunder, and (ii) it has not entered into, and during the term of this License Agreement will not enter into, any agreement with any third party that would conflict with the license granted to Metra herein.

12. Intellectual Property Indemnity.

12.1 Intellectual Property Indemnity by Metra.

     (i) No indemnity is provided hereunder for any third party claim of infringement based on any use of Metra Technology granted under the BioQuant License, or on any manufacture or distribution of products incorporating Metra Technology granted under the BioQuant License.

     (ii) THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF METRA WITH RESPECT TO INFRINGEMENT, OR CLAIMS OF INFRINGEMENT, BY METRA TECHNOLOGY OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

13. Limitation of Liability

13.1 IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT FOR ANY LOSS OF BUSINESS PROFITS, INTERRUPTION OF BUSINESS OR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE

OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

14. Confidential Information.

14.1 Confidential Information. "Confidential Information" shall mean any proprietary information, expressly including Know-How, which is specifically designated as such, which is disclosed by either party to the other in any form in connection with this License Agreement. Each party shall treat as confidential all Confidential Information provided by the other party, shall not

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

use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the Confidential Information and shall not disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and shall in any event use no less than reasonable procedures and a reasonable degree of care.

14.2 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information received from the other party that:

     (i) was generally known and available in the public domain at the time it was disclosed, or becomes generally known and available in the public domain through no fault of the receiver;

     (ii) was known to the receiver at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure;

     (iii) is disclosed with the prior written approval of the discloser;

     (iv) was independently developed by the receiver without any use of the Confidential Information and by employees or other agents of the receiver who have not been exposed to the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development;

     (v) becomes known to the receiver from a source other than the discloser without breach of this License Agreement by the receiver and in a manner which is otherwise not in violation of the discloser's rights;

     (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide reasonable advance notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure.

14.3 Disclosure of Confidential Information to Third Parties. Notwithstanding the foregoing, either party may disclose Confidential Information of the other party to third parties with whom the disclosing party has entered or proposes to enter into a business relationship, or as reasonably necessary in order to secure regulatory and any other government approvals required in order to market Products, provided that any such disclosure is made pursuant to a written confidentiality agreement

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substantially similar to the provisions of this Section 14 and provided further that the disclosing party promptly informs the other party of the nature of such disclosure or potential disclosure.

15. Term, Termination.

15.1 This License Agreement shall become effective as of the Effective Date and shall continue in force, unless earlier terminated in accordance with this
Section 15, until the expiration of the last to expire of the Patent Rights.

15.2 BioQuant License. The BioQuant License shall convert to a non-exclusive license under Metra Technology upon the earlier of (i) seven (7) years from the first commercial sale of Products, or (ii) ten (10) years from the Effective Date. Prior to such conversion from such exclusive license to a non-exclusive license and upon the request of either party, the parties shall negotiate in good faith the terms and conditions of an extension of BioQuant's exclusive license. If, despite such good faith negotiations, the parties are unable to reach a mutually acceptable agreement within sixty (60) days following request for negotiations under this Section 15.2, the BioQuant License shall become non-exclusive. Metra may enter into negotiations with third parties prior to or concurrent with such good faith negotiations with BioQuant.

15.3 Termination for Cause. This License Agreement may be terminated by either party upon written notice if the other party (a) materially breaches any material term or condition of this License Agreement and fails to remedy the breach within thirty (30) days after being given written notice thereof, or (b) is dissolved or liquidated or if the assets and/or business of such other party are placed in the hands of a trustee, receiver or assignee for the benefit of creditors, unless such act is reversed within fifteen (15) days.

15.4 Termination by Metra of the BioQuant License for BioQuant's Failure to Exploit Metra Technology. The BioQuant License may be terminated by Metra immediately upon written notice to BioQuant in the event of either of the following:

     15.4(a) BioQuant fails to invest at least one hundred thousand dollars ($100,000) annually into Research and Development-Related Costs directly related to Metra Technology during the period of time between the Effective Date and such time as BioQuant files a submission seeking regulatory approval from the United States Food and Drug Administration to market Product ("Regulatory Approval"); or

     15.4(b) BioQuant fails to invest at least forty thousand dollars ($40,000) annually into Research and Development-Related Costs directly related to Metra Technology during the period of


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time between a submission pursuant to Section 15.4(a) and approval of such submission; or

     Any compensation made by BioQuant to a third party for Research and Development-Related Costs in the form of BioQuant capital stock shall be valued for the purposes of calculating the investments required of BioQuant under Sections 15.4(a) and 15.4(b) herein at the fair market value at the time of such payment.

15.4 Records. BioQuant shall keep complete, true and accurate books of account and records in sufficient detail to properly determine the dollar amounts invested into Research and Development-Related Costs directly related to Metra Technology under this License Agreement for at least three years following the end of the calendar quarter to which they pertain.

15.5 Audit Rights. Metra shall have the right, upon reasonable notice and not more frequent than annually, to have an independent accounting firm of its choice, subject to BioQuant's approval and such approval shall not be unreasonably withheld, audit the books and records of BioQuant relating to investment in Research and Development-Related Costs directly related to Metra Technology under this License Agreement, provided that each of the auditors sign BioQuant's standard confidentiality agreement. The accounting records relating to any given accounting period may be audited no more than one time, except in the event the initial audit report results in a downward adjustment reducing the amount BioQuant invested in Research and Development-Related Costs directly related to Metra Technology under this License Agreement in which case a second audit relating to the same accounting period may be conducted but only by an independent accounting firm. The expenses of such second audit shall be borne by Metra; provided, however, that if an audit conducted by an independent accounting firm results in an adjustment reducing the amount of Research and Development-Related Costs directly related to Metra Technology under this License Agreement during the accounting period of 5% or more, then the expenses of such audit shall be borne by BioQuant.

15.6 Return of Materials. Within ten (10) days after the expiration or termination of this License Agreement, each party shall return any Confidential Information received from the other party.

15.7 Effect of Termination. The provisions of sections 2, 3.2, 3.3, 5.4, 5.5, 5.6, 5.7, 6, 7, 8, 9, 11, 12, 13, 14 and 19 shall survive the termination or expiration of this License Agreement.


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

* Omitted pursuant to a request for confidential treatment.


16. BioQuant Disparagement of Metra Products.


16.1 BioQuant, its agents and sublicensees, shall not promote or market Products through the disparagement of other products developed or sold by Metra, or by direct comparison of the negative characteristics of such products with Products. In the event that Metra believes that at any time during the term of this Agreement such disparagement or such comparison has occurred, Metra shall notify BioQuant in writing of the nature of such alleged disparagement or comparison. Metra shall in such notice propose a method(s) by which BioQuant may cure such alleged disparagement or comparison satisfactory to Metra, such proposed cure not to include direct monetary damages to Metra. In the event the parties are unable to agree upon such a cure, or BioQuant is unable or unwilling to effect such a cure, then either party may institute dispute resolution mechanisms pursuant to Section 19.1 herein. Nothing in this Section 16.1 shall be construed to limit BioQuant's ability to make product comparisons for purposes of securing regulatory approvals in the United States or elsewhere, or to promote and market a Product by reference to a label approved by the United States Food and Drug Administration or its foreign counterparts.

17. Supply of Materials by Metra to BioQuant

17.1 Metra shall use its best efforts to supply certain agreed upon reagents to BioQuant solely to support BioQuant's product development and Product manufacturing efforts, at a cost to BioQuant computed as Metra's fully-burdened Manufacturing Costs plus [ * ]. Metra shall use its best efforts to place a quantity of Metra's polyclonal rabbit antipyridinium crosslinks antibody sufficient to insure BioQuant a three (3) year supply of such reagent under the control of a mutually-agreeable third party at BioQuant's request and expense. BioQuant and Metra shall jointly contract with such third party and such third party shall be authorized to release control of such reagent to BioQuant only with Metra's written authorization which may be withheld only in the event that
(i) BioQuant is not current in regards to any of its payment obligations which arise under the terms of this Agreement, (ii) the amount of reagent being requested for release is greater than one hundred and twenty percent (120%) of the forecasted order, or (iii) Metra has provided BioQuant notice pursuant to Sections 19.2 and 19.6 of Metra's allegation of a breach by BioQuant of any provision of this Agreement.

17.2 Upon execution of this Agreement, and within ten (10) days after the end of each quarter thereafter, BioQuant shall provide Metra with a written, good faith, and reasonable forecast, on a rolling basis, of the reagents for which BioQuant expects to submit orders for the following year. BioQuant shall be bound to

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

order, and Metra shall be obligated to use its best efforts to supply, no less than eighty percent (80%) of BioQuant's annual forecasted order for each reagent. In the event that Metra is unwilling or unable to meet its supply obligations to BioQuant for two (2) consecutive quarters, Metra shall promptly take all steps necessary to establish an alternative source of supply for BioQuant on terms and conditions no less favorable to BioQuant than those set forth herein. In the event Metra is unable to establish a satisfactory alternative source of supply within a reasonable period of time, Metra shall grant to BioQuant the right to manufacture the reagents.


18. Technological Support. Metra may, at its sole discretion, provide technological support to BioQuant during the period of time after the Effective Date and prior to BioQuant having received regulatory approval from the United States Food and Drug Administration, or an equivalent international regulatory agency, in a manner to be mutually agreed upon by the parties and for a fee of $60.00 per hour. However, at the point in time that BioQuant pays Metra two hundred fifty thousand dollars ($250,000) pursuant to Section 4.1 herein, any technological support provided by Metra pursuant to this Section 16 shall be at no charge to BioQuant.

19. Miscellaneous.

19.1 Governing Law. This License Agreement shall be covered by and interpreted under the laws of the State of California, without regard to conflict of laws provisions.

19.2 Dispute Resolution. Any dispute or claim arising out of or relating to this License Agreement shall be resolved as follows: (i) for a period of thirty (30) days after a dispute arises the respective chief executive officers of the parties shall negotiate in good faith in an effort to resolve the dispute, and
(ii) if the dispute has not been resolved at the close of such thirty-(30) day period, the matter will be finally settled by binding arbitration in San Jose, California, under the Commercial Rules of Arbitration of the American Arbitration Association, by one arbitrator appointed in accordance with said rules; provided that if the parties cannot agree on who is to serve as the arbitrator, the dispute shall be resolved by a panel of three arbitrators, wherein each party shall appoint one arbitrator and those arbitrators shall in turn jointly appoint the third arbitrator. Judgment on an award rendered by an arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this arbitration provision.

19.3 Costs. Each party shall bear its own costs in connection with the negotiation, documentation and enforcement of this

License Agreement except as otherwise specifically provided herein.

19.4 Force Majeure. If the performance of this License Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the parties hereto, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference.

19.5 Assignment. The provisions hereof shall be binding upon and inure to the benefits of the parties, their successors and permitted assigns. This Agreement or any rights or obligations arising hereunder may be assigned by either party upon written notice to the other; provided, however, that BioQuant may only assign this Agreement to a competitor of Metra in the area of assaying bodily fluids for the determination of biochemical markers for bone metabolism with the prior written consent of Metra, which consent shall not be unreasonably withheld.

19.6 Notices. All notices, requests, consents and other communications under this License Agreement shall be in writing and (i) delivered by hand, or (ii) mailed by first class registered mail, return receipt requested, postage prepaid, or (iii) sent via facsimile transmission, or (iv) shipped through a private courier system designated for overnight delivery, and shall be addressed to the appropriate party as follows:

        Metra Biosystems, Inc.            BioQuant, Inc.
        265 North Whisman Rd.             1919 Green Road
        Mountain View, Ca.  94043         Ann Arbor, Mi.  48105
        Attn: President                   Attn: President
        415/903-9100 - phone              313/995-2176 - phone
        313/903-0550 - fax                415/995-0500 - fax

or to such other address or person as the parties may from time to time designate by written notice delivered as specified above to the other. Notices shall be effective upon receipt.

19.7 Severability. In the event that any provision of this License Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this License Agreement shall continue in full force and effect without said provision.

19.8 Waiver. The failure of either party to enforce at any time the provisions of this License Agreement shall in no way be constituted to be a present or future waiver of such provisions, and shall not in any way affect the right of either party to

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

enforce each and every such provision thereafter. Any waiver by a party of its rights hereunder shall be effective only if evidenced by a written instrument executed by a duly authorized representative of such party.

19.9 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this License Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

19.10 Independent Contractors. The relationship of Metra and BioQuant hereunder is that of independent contractors, and nothing herein shall be construed to (i) give either party the right to direct or control the day-to-day activities of the other, or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

19.11 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document signed by both parties.

19.12 Section Headings. The section headings contained in this License Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this License Agreement.

19.13 Counterparts. This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be signed by duly authorized officers or representatives as of the date first above written.


METRA BIOSYSTEMS, INC.


By:___________________________


Print name____________________


Title:________________________




BIOQUANT, INC.


By:___________________________


Print name____________________


Title:________________________

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